UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): October 18, 2005
CROSSTEX ENERGY, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE	000-50067	16-1616605

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2501 CEDAR SPRINGS, SUITE 100 DALLAS, TEXAS	75201

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 953-9500
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 18, 2005, Crosstex Energy, L.P. (the “Partnership”) entered into a privately negotiated Senior Subordinated Series B Unit Purchase Agreement (the “Purchase Agreement”) with Kayne Anderson MLP Investment Company, Kayne Anderson Energy Total Return Fund, Inc., Tortoise Energy Capital Corporation, Tortoise Energy Infrastructure Corporation and Fiduciary/Claymore MLP Opportunity Fund (collectively, the “Purchasers”) to issue and sell an aggregate of 2,850,165 senior subordinated Series B units representing limited partner interests of the Partnership (the “Senior Subordinated Series B Units”) for an aggregate purchase price of approximately $105 million (or $36.84 per unit). The purchase price was negotiated by the Partnership and the Purchasers in an arms-length negotiation.
     The Purchase Agreement was entered into to partially finance the Partnership’s acquisition of El Paso Corporation’s processing and liquids business in South Louisiana pursuant to that certain Purchase and Sale Agreement, dated August 8, 2005, by and between the Partnership and El Paso Corporation (the “El Paso Acquisition Agreement”). The Purchase Agreement is scheduled to close concurrently with the closing of the El Paso Acquisition Agreement, which the Partnership expects to occur later in the fourth quarter. The Purchase Agreement may be terminated if the closing of the El Paso Acquisition Agreement does not occur on or before November 1, 2005. The closing of the Purchase Agreement is conditioned upon the closing of the El Paso Acquisition Agreement and other customary conditions to closing.
     The Senior Subordinated Series B Units to be issued to the Purchasers under the Purchase Agreement will automatically convert into common units representing limited partner interests of the Partnership (the “Common Units”) on November 14, 2005 at a ratio of one Common Unit for each Senior Subordinated Series B Unit. The Senior Subordinated Series B Units will not be entitled to distributions of available cash from the Partnership until they convert into Common Units.
     In connection with the closing of the Purchase Agreement, (i) the Partnership has agreed to enter into a Registration Rights Agreement with the Purchasers relating to the registered resale of the Common Units issuable upon conversion of the Senior Subordinated Series B Units purchased pursuant to the Purchase Agreement and (ii) Crosstex Energy GP, LLC, the general partner of Crosstex Energy GP, L.P., the general partner of the Partnership, will enter into the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, which provides for the rights and obligations of the Senior Subordinated Series B Units. Each of the Purchasers has agreed not to sell any of the Senior Subordinated Series B Units or Common Units issuable upon conversion of the Senior Subordinated Series B Units acquired under the Purchase Agreement until the expiration of 135 days after the closing of the Purchase Agreement.
     The description of the Purchase Agreement above does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities.
     On October 18, 2005, the Partnership entered into a privately negotiated Purchase Agreement with the Purchasers to issue and sell 2,850,165 Senior Subordinated Series B Units. Pursuant to the terms of the Purchase Agreement, the Senior Subordinated Series B Units will be issued and sold by the Partnership concurrently with the closing of the El Paso Acquisition Agreement in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. For additional information about the Purchase Agreement, see Item 1.01 of this Current Report on Form 8-K.
Item 7.01 Regulation FD Disclosure
     On October 19, 2005, the Partnership issued a press release announcing that it had entered into the Purchase Agreement with the Purchasers. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. In accordance with General Instruction B.2. of Form 8-K, the information set forth in this Item 7.01 and in the attached Exhibit 99.1 are deemed to be furnished and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.

EXHIBIT
NUMBER		DESCRIPTION
10.1	—	Senior Subordinated Series B Unit Purchase Agreement, dated as of October 18, 2005, by and among Crosstex Energy, L.P. and each of the Purchasers set forth on Schedule A thereto.

99.1	—	Press release dated October 19, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CROSSTEX ENERGY, L.P.
By: Crosstex Energy GP, L.P., its General Partner
By: Crosstex Energy GP, LLC, its General Partner

Date: October 19, 2005	By:	/s/ William W. Davis

William W. Davis
Executive Vice President and
Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT
NUMBER		DESCRIPTION
10.1	—	Senior Subordinated Series B Unit Purchase Agreement, dated as of October 18, 2005, by and among Crosstex Energy, L.P. and each of the Purchasers set forth on Schedule A thereto.

99.1	—	Press release dated October 19, 2005.

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